Free Writing Prospectus
                          Filed Pursuant to Rule 433
                    Registration Statement No. 333-126218

Merrill Lynch Mortgage Trust 2005-LC1
Structural Term Sheet
Dec 13, 2005

--------------------------------------------------------------------------------
TRANSACTION TERMS--CLASS A-4FC
--------------------------------------------------------------------------------

Issuer                Merrill Lynch Mortgage Trust 2005-LC1

Class A-4FC           CPI-indexed Floating rate class.
Certificates

Class A-4FC Cut-off   Anticipated to be $25,000,000.
Date Principal
Balance

Expected Settlement   December 28, 2005
Date

Floating              CPI Index + ___ basis points. The minimum pass-through
Pass-Through Rate     rate will be 0.00%. Initial pass-through rate will be
                      determined on the settlement date.

Reference Index       2 Business Days prior to the commencement of the related
Reset Date            Interest Accrual Period.


Reference Index       US City Average Consumer Price Index for All Urban
("CPI"):              Consumers, not subject to revisions or seasonal
                      adjustments, as published monthly by the Bureau of Labor
                      Statistics (BLS) and available on Bloomberg CPURNSA or any successor service. If the CPI is not published, is subsequently revised, amended, or replaced, the applicable substitute index will be that chosen by the Secretary of the Treasury for the Department of Treasury's Inflation
                      Linked Treasuries as described at 62 Federal Register
                      846-874 (January 6, 1997). If a previously reported CPI is revised, the Floating Pass-Through Rate for the Class
                      A-4FC Certificates will continue to use the previously reported CPI in calculating interest payments. If CPI is rebased to a different year, the Class A-4FC Certificates will continue to use the CPI based on the base reference year in effect on the date the Class A-4FC Certificates were issued.

Current Index Level   [CPI(t) - CPI(t-12)]/CPI(t-12), where: CPI(t) is the CPI
("CIL"):              for the third calendar month prior to the subject Interest
                      Reset Date as published and reported in the second calendar month prior to such Interest Reset Date.
                      CPI(t-12) is the CPI reported twelve calendar months prior to CPI(t). For example, the first interest payment will be based on the September 2005 and September 2004 CPI settings as [(198.8 - 189.9)/189.9] = 4.6867%, resulting in a pass-through rate on the class A4-FC certificates of 4.6867% plus the spread.

Day Count:            30/360

Business Day:         New York, New York

Interest Accrual      The period from (and including) the 12th day of the month
Period:               preceding the month in which the related distribution date occurs to (and including) the 11th day of the month in which the related distribution date occurs, except that, if the swap agreement is terminated and not replaced, then the interest accrual period following the conversion of the Class A4-FC Certificates to a fixed rate will be the prior calendar month. Notwithstanding the foregoing, the initial interest accrual period will commence on December
                      29, 2005.

Assumed Final         December 2015
Distribution Date


--------------------------------------------------------------------------------
This material is for your information and none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, LaSalle Financial Services, Inc., Deutsche Bank Securities Inc., J.P. Morgan
Securities Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580. Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products.

Rated Final           January 2044
Distribution Date

The Swap and The      The assets of the trust will include a swap agreement that
Swap Payments         relates to the class A4-FC certificates. The class A4-FC
                      certificates will represent undivided interests in, among other things, a corresponding underlying real estate mortgage investment conduit regular interest (which is referred to below as the underlying REMIC interest), and the rights and obligations under that swap agreement.

                      The total principal balance of the class A4-FC certificates at any time will equal the total principal balance of the underlying REMIC interest.

                      With respect to each distribution date, commencing in January 2006, (a) the trust will be required to pay the swap counterparty, (i) any prepayment consideration distributable in respect of the related underlying REMIC interest for that distribution date and (ii) interest distributable in respect of the underlying REMIC interest for that distribution date in an amount equal to interest accrued on the notional amount of the swap agreement for that distribution date at the fixed pas-through rate (the "Fixed Pass-Through Rate") of the underlying REMIC interest, and (b) the swap counterparty will pay to the trust, for the benefit of the class A4-FC certificateholders, an amount equal to the interest accrued on the notional amount of the swap agreement for that distribution date at the Floating Pass-Through Rate.

                      If, with respect to any distribution date, the pass-through rate on the underlying REMIC interest is reduced below the Fixed Pass-Through Rate (if the Fixed Pass-Through Rate is subject to the weighted average net mortgage rate) or if there is an interest shortfall with respect to the underlying REMIC interest, then the amount payable by the trust to the swap counterparty for the subject distribution date will be reduced by that shortfall amount. In connection with any such reduction, the amount payable by the swap counterparty to the trust with respect to the class A4-FC certificates will also be reduced dollar-for-dollar.

Priority of Payments: The payment priority of the Class A-4FC Certificates will be such that the REMIC regular interest underlying the Class A-4FC Certificates will be pro rata with the Class A-4 Certificates.

Swap Counterparty:    Merrill Lynch Capital Services, Inc. Credit support
                      provider will be Merrill, Lynch & Co., Inc.

Risk Factors:         A decline in the ratings of the swap counterparty and a
                      failure on its part to respond appropriately may cause it to default under the swap agreement. During the occurrence of a swap default or in the event that the swap agreement is terminated and a replacement swap counterparty is not found, the class A4-FC certificate pass-through rate will convert to a fixed pass-through rate (which would be equal to the pass-through rate on the underlying REMIC interest), which may be subject to (i.e. may be "capped"
                      at) the weighted average net mortgage rate.

                      In the event of the termination of the swap agreement, the swap counterparty may be obligated to pay a termination payment to the trust. That termination payment will be the only source of funds available to the trustee to pay any amounts that may be required to obtain a replacement swap agreement. If a replacement swap agreement is entered into and any upfront payment is received from the replacement swap counterparty, then that upfront payment will be applied to pay the termination payment, if any is to be paid, due to the terminated swap counterparty, with any excess being paid to the depositor. These will be the only funds available to pay a termination fee from the trust to the swap counterparty.

                      As indicated in "The Swap and The Swap Payments" above if, for any reason, the funds allocated to the payment of interest distributions on the underlying REMIC interest are insufficient to make all required interest payments (for example, as a result of prepayment interest shortfalls or if the Fixed Pass-Through Rate is subject to the weighted average net mortgage rate), while the swap agreement is in effect, then interest distributions on the class A4-FC certificates will also be reduced by the same exact amount.


--------------------------------------------------------------------------------
This material is for your information and none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, LaSalle Financial Services, Inc., Deutsche Bank Securities Inc., J.P. Morgan
Securities Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580. Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products.

                      If at any time the senior unsecured debt rating of the swap counterparty (or its credit support provider)), whichever is higher, assigned by S&P falls (x) below "A-1" for its short-term rating or (y) if no short-term rating by S&P is available, below "A+" for its long-term rating (the "S&P Required Rating") then the swap counterparty will be required to (or cause its credit support provider to), within 30 days of such downgrade, either (i) transfer its rights and obligation under the agreement to an entity having an S&P Required Rating that is either organized in the U.S or agrees that the trust will not receive less or be required to pay more under the swap agreement as a result of any tax, (ii) obtain a guarantor with an S&P Required Rating for all of the swap counterparty's obligations under the swap agreement, subject to rating agency confirmation, (iii) post collateral to the trust in an amount agreed to on the closing date or (iv) take such other action for which rating agency confirmation is obtained; provided, however, that if the swap counterparty's long-term rating is below "BBB-" or its short-term rating is below "A-3"then the swap counterparty shall not be entitled to post collateral described in clause (iii) above but must immediately take the action described in clause (i) above.

                      If the swap counterparty (and its credit support provider)
                      (i) has both a long-term and short-term rating from Moody's and (x) such long-term rating (whichever is higher) is rated below "A1" (or rated "A1" and on watch for possible downgrade) or (y) such short-term rating (whichever is higher) is rated below "P-1" (or rated "P-1" and on watch for possible downgrade) or (ii) has only a Moody's long-term rating and such rating (whichever is higher) is rated below "Aa3" (or rated "Aa3" and on watch for possible downgrade) then the swap counterparty, within 30 days, will be required to either (1) post collateral to the trust in an amount agreed to on the closing date, (2) obtain a guarantor, subject to rating agency confirmation with a Moody's rating of at least "P-1" and "A1" (if such party has both a short-term and long-term rating) or "Aa3" (if such entity has only a long-term rating) (a "Moody's Required Rating"), (3) transfer its rights and obligations to an entity having, or guaranteed by an entity having, a Moody's Required Rating or (4) enter into another arrangement subject to rating agency confirmation. If the swap counterparty's (or it's credit support provider's whichever is higher) long-term rating is equal to or below "A3" or short-term rating is equal to or below "P-2", or, if there are no such short-term ratings, equal to or below "A2" then the swap counterparty will be required to, within 10 days take one of the actions described in clauses (2) or (3) above and shall continue to post collateral as provided in clause (1) above until such other action is completed.

Eligible Purchasers:  Qualified Institutional Buyers (under Rule 144A) and
                      Institutional Accredited Investors (under Regulation D) only.


--------------------------------------------------------------------------------
This material is for your information and none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, LaSalle Financial Services, Inc., Deutsche Bank Securities Inc., J.P. Morgan
Securities Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580. Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products.